Exhibit 99.1

Insurance for living.	6620 West Broad Street
Solutions for life.	Richmond, Virginia 23230

Genworth Reports Second Quarter Earnings; Increases 2006 Outlook

Richmond, VA (July 27, 2006) – Genworth Financial, Inc. (NYSE: GNW) today reported second quarter 2006 net earnings of $317 million or $0.68 per diluted share, a 13 percent increase on a per share basis over the prior year period. Net operating earnings for the second quarter were $339 million, or $0.72 per diluted share, a 20 percent per share increase over the comparable prior year period. In the second quarter of 2005 net earnings and net operating earnings both were $285 million, or $0.60 per diluted share.

“We had an outstanding quarter with good organic growth, international expansion, in-force performance and disciplined redeployment of capital,” said Michael D. Fraizer, chairman and chief executive officer. “This performance keeps us on track for around 11 percent total year operating return on equity and we are raising our full year net operating earnings outlook by 10 cents, to a range of $2.75 to $2.85 per share.”

Quarterly Highlights

Genworth demonstrated solid progress across its new business growth and capital redeployment agendas.

Business Growth

•	In life insurance, term life sales were up 9 percent, and universal life sales more than doubled from a nearly three-fold increase in excess deposits and a 67 percent rise in annualized first year deposits.

•	Sales in individual long term care (LTC) were up 8 percent, largely from 23 percent growth in independent distribution channels.

•	Payment protection sales in continental Europe and Ireland grew 22 percent excluding foreign exchange, from distribution penetration.

•	U.S. mortgage insurance achieved its first sequential quarterly increase in flow insurance in-force (IIF) in nearly five years, bringing total IIF to $102 billion, driven by 19 percent sequential new insurance written (NIW) growth, while flow persistency was 71 percent.

•	International mortgage insurance flow sales grew 43 percent, excluding foreign exchange, to $20 billion. The unearned premium reserve increased 22 percent, excluding foreign exchange, to $2.1 billion versus the prior year quarter-end.

Capital Redeployment

•	Genworth signed an agreement to acquire AssetMark Investment Services Inc., a leading provider of open architecture asset management solutions to independent financial advisors, for approximately $230 million with additional performance-based payments. The transaction is expected to close by year-end. In addition the company completed the $145 million acquisition of Continental Life Insurance Company, a Medicare supplement provider, and the purchase in July of an Australian mortgage insurance block for $80 million net of a post closing dividend.

•	Genworth repurchased approximately $74 million of stock during the second quarter bringing the total value of shares repurchased in 2006 through June to $553 million of an announced $750 million program.

During the quarter, Genworth launched a new brand advertising campaign celebrating the lives of centenarians, which is detailed at www.genworth.com/100. Additionally, Genworth is a lead sponsor of the NBC summer reality series, Treasure Hunters, and is the title sponsor of the Genworth Financial Treasure Challenge, an online companion game that can be played at www.NBC.com.

On July 20, Barrett A. Toan, recently retired chairman of Express Scripts, Inc., was elected to Genworth’s board of directors, bringing the total number of independent directors to seven of the nine board members.

Segment Results

Segment net operating earnings presented below exclude net investment gains (losses), net of taxes and other adjustments. The following discussion of segment net operating earnings below are on an after-tax basis.

Protection Segment net operating earnings (in millions)	Q2 06	Q2 05
Life	$77	$55
LTC	37	46
Payment Protection	29	24
Group	8	8

Total Protection	$151	$133

Sales (in millions)	Q2 06	Q2 05
Life	$69	$48
LTC (including Medicare supplement)	51	42
Payment Protection	515	513
Group	44	38

Total Protection	$679	$641

Protection segment net operating earnings increased 14 percent to $151 million, driven by strong growth in both life insurance and payment protection, partially offset by a decline in LTC results. Life insurance earnings increased 40 percent from new business growth and favorable mortality. Life earnings in the prior year quarter included an $8 million charge related to a deferred gain correction on a reinsured block of term policies. LTC earnings were $37 million as in-force growth and higher Medicare supplement earnings were more than offset by higher incurred claims, declining investment yields, and lower termination rates on older-issued policies, some with expiring reinsurance coverage. Both quarters included non-recurring items: the current quarter included a $15 million favorable reserve adjustment for benefit elections on a large group case and $9 million in unfavorable adjustments on a reinsured policy block. The prior year quarter unusual items netted to a favorable $8 million. Payment protection earnings increased 21 percent to $29 million reflecting new business growth, improved underwriting margins related to a shift in business mix, and lower taxes. Group earnings were flat as business growth and lower expenses were offset by higher loss ratios.

Term life sales grew 9 percent from competitive pricing, distribution expansion and focused customer service. Total universal life sales more than doubled to $32 million reflecting a nearly three-fold increase in excess deposits and a 67 percent rise in annualized first year deposits. Individual LTC sales increased $3 million to $41 million driven by 23 percent higher sales from independent distribution that more than offset lower career channel sales. Medicare supplement product sales increased $6 million to $9 million, reflecting the Continental Life acquisition. Payment protection sales overall grew 5 percent adjusted for foreign exchange. Strong sales in growth markets were offset by lower U.K. sales. Group sales were up 16 percent to $44 million from expansion of distribution, product offerings and service levels.

Retirement Income & Investments (RI&I) Segment net operating earnings (in millions)	Q2 06	Q2 05
Spread-based retail	$29	$35
Fee-based	15	14
Spread-based institutional	13	11

Total RI&I	$57	$60

Sales (in millions)	Q2 06	Q2 05
Spread-based retail	$519	$943
Fee-based	1,091	637
Spread-based institutional	379	355

Total RI&I	$1,989	$1,935

Assets Under Management(1)	$41,129	$37,173

RI&I segment net operating earnings were $57 million, versus $60 million in the prior year period that included a $9 million tax benefit that did not recur. Current spread-based retail results benefited from higher investment income and wider spreads, offset by $4 million higher amortization of deferred acquisition costs (DAC) mainly related to increased lapse rates on older, low-return fixed annuity blocks. Fee-based earnings benefited from growth in assets under management to more than $9.5 billion. Spread-based institutional net operating earnings were up 18 percent related to the shift out of older, low margin contracts to new funding agreements. In addition, each period benefited from about $3 million of favorable investment items.

Fee-based sales grew 71 percent, driven by Lifetime Income Plus, a guaranteed minimum withdrawal benefit for life product that is part of the income distribution series(2). Fee-based

(1)	Assets under management represent account values, net of reinsurance, and managed third party assets.
(2)	Income distribution series products are comprised of the company’s retirement income annuity product and four variable annuity riders that provide similar income features. These products do not include single premium immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement posted on the company’s website.

third-party managed asset sales were up 70 percent, reflecting wholesaling and producer expansion. In spread-based retail, sales of single premium immediate annuities were $215 million, up 31 percent over the prior year. Fixed annuity sales declined 62 percent, reflecting the current interest rate and yield curve environment. Spread-based institutional sales of $379 million in the quarter included a $300 million registered notes offering.

Mortgage Insurance Segment net operating earnings (in millions)	Q2 06	Q2 05
International	$90	$60
United States	72	61

Total Mortgage Insurance	$162	$121

Sales (in billions)	Q2 06	Q2 05
International	$21.7	$21.4
United States	8.2	7.2

Total Mortgage Insurance	$29.9	$28.6

Mortgage insurance segment net operating earnings were up 34 percent to $162 million. International mortgage insurance earnings grew 50 percent reflecting strength across leading positions in Canada, Australia and Europe. Earnings were up 46 percent in Canada from solid revenue growth and lower losses. In Australia, net operating earnings increased 40 percent from double-digit revenue growth, a lower effective tax rate and a $5 million adjustment to the unearned premium reserve. This more than offset higher losses associated with portfolio seasoning and increased delinquencies from a limited number of distribution relationships. Europe and new geographies contributed $4 million of net operating earnings versus zero in the prior year period, primarily from growth across Europe along with good loss performance.

International flow NIW increased 42 percent from account penetration in Europe, Australia and Canada. In Europe, flow NIW more than doubled to $4.5 billion from continued account activation and penetration. Australian flow NIW increased 25 percent, reflecting strong mortgage origination growth from several key customers. In Canada, flow NIW increased 37 percent from customer penetration and growth in mortgage originations. Total NIW was flat due to higher bulk sales in the year ago quarter.

U.S. mortgage insurance earnings increased 18 percent to $72 million from insurance in force growth, $5 million lower expenses, $3 million higher investment income, and $2 million increase in reinsurance premium from agreements with the company’s international operations. U.S. flow persistency was 71 percent in the quarter as higher interest rates slowed refinancing activity. Total losses decreased $1 million from both lower paid claims and a decline in delinquency counts, partially offset by higher reserves per delinquency.

U.S. flow NIW increased to $6.7 billion, reflecting continued penetration of new customer segments as well as growth in HomeOpeners™ sales, which reached $1.2 billion or 17 percent of flow production, nearly double the level a year ago. U.S. bulk NIW more than doubled to $1.5 billion reflecting participation in selected bulk transactions.

Corporate and Other (in millions)	Q2 06	Q2 05
Segment net operating loss	($31)	($29)

The Corporate and Other segment net operating loss was $31 million in the current quarter, $2 million higher than the prior year, primarily reflecting higher interest expense and lower tax benefits.

Other Items

Pretax second quarter net investment losses were $49 million, and $22 million net of taxes and other adjustments. Net investment losses resulted primarily from asset sales for portfolio repositioning activities.

During the quarter, Genworth repurchased 2.2 million shares at a weighted average price of $33.24. Genworth has the remaining authority to repurchase an additional $197 million, which it currently expects to complete by year-end.

Stockholders’ equity as of June 30, 2006 was $12.2 billion, or $26.84 per share compared with $13.5 billion, or $28.69 per share as of June 30, 2005. Stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2006 was $12.0 billion or $26.33 per share compared with $11.3 billion, or $24.10 per share as of June 30, 2005.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 24 countries, including the United States, Australia, Canada, Japan, Mexico, New Zealand, the United Kingdom and 17 other European countries. For more information, visit www.genworth.com.

Conference Call Information

Genworth will conduct a conference call on July 28 from 9 a.m. to 10 a.m. (EDT).

The conference call will be accessible via telephone and the Internet. This earnings release and the financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials. The web cast will be available at www.genworth.com. To access the call by telephone, dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.), access code “Genworth.” A replay of the call will be available from 1 p.m. EDT on July 28 through August 4, 2006 at 1-888-286-8010 or 1-617-801-6888 (outside the U.S.), access code 99299601. The call will also be replayed at the company’s website during this same time period. A downloadable podcast/MP3 file will be available within 24 hours of the earnings call. This download will be available through August 4, 2006.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings excluding after-tax net investment gains (losses), which can fluctuate significantly from period to period, changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating earnings for the periods presented in this press release.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release includes a reconciliation of net earnings to net operating earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings presented in accordance with GAAP.

During 2006, the company began allocating net investment gains (losses) to the operating segments in determining segment net earnings. The company excludes net investment gains (losses), net of taxes and other adjustments, from operating net earnings for each of the segments. Other adjustments represent amortization of deferred acquisition costs and other intangible assets associated with the net investment gains (losses). During 2005, all net investment gains (losses) were recorded in the Corporate and Other segment. For a reconciliation of segment net earnings to segment net operating earnings, see the company’s second quarter 2006 financial supplement on the company’s website at www.genworth.com or in the company’s Current Report on Form 8-K furnished on July 27, 2006.

From time to time, the company also references the non-GAAP financial measure entitled “operating return on equity” or “operating ROE.” The company defines operating ROE as net operating earnings divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) in average stockholders’ equity. Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ equity. Due to the unpredictable nature of net earnings and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ equity.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, Medicare supplement insurance and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums and deposits gross of ceded reinsurance and cancellations for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican-domiciled operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, availability and adequacy of reinsurance, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic disease;

•	Risks relating to the company’s Protection and Retirement Income and Investments segments, including unexpected changes in morbidity, mortality and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks if the company were to raise premiums on in-force long-term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as the company expects and changes in tax and securities laws;

•	Risks relating to the company’s Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate the company for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance or other risks sharing structures in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, competition with government-owned and government-sponsored entities, potential liabilities in connection with contract underwriting services and growth in the global mortgage insurance market that is lower than the company expects; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish its new Genworth brand identity quickly and effectively, the possibility that the company will not be able to replace services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances the company will be obligated to make payments to GE under our tax matters agreement even if the company’s corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company the company would have insufficient funds to meet accelerated obligations under the tax matters agreement, the possibility that certain service agreements with GE are not extended on favorable terms, and the significance of the company’s distribution relationship with GE in the payment protection insurance business.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Net Earnings and Net Operating Earnings

(amounts in millions, except per share data)

	Three months ended June 30,
	2006	2005
REVENUES:
Premiums	$1,648	$1,614
Net investment income	953	842
Net investment gains (losses)	(49)	—
Policy fees and other income	202	154

Total revenues	2,754	2,610

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,096	1,051
Interest credited	378	347
Acquisition and operating expenses, net of deferrals	521	523
Amortization of deferred acquisition costs and intangibles	207	208
Interest expense	88	69

Total benefits and expenses	2,290	2,198

NET EARNINGS BEFORE INCOME TAXES	464	412
Provision for income taxes	147	127
Effective tax rate	31.7%	30.8%

NET EARNINGS	317	285

ADJUSTMENT TO NET EARNINGS:
Net investment losses (gains), net of taxes and other adjustments	22	—

NET OPERATING EARNINGS	$339	$285

Net earnings per common share:
Basic	$0.70	$0.61

Diluted	$0.68	$0.60

Net operating earnings per common share:
Basic	$0.74	$0.61

Diluted	$0.72	$0.60

Weighted-average common shares outstanding:
Basic	455.8	470.4

Diluted	468.3	477.4

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Contact Information:

Investors:	Alicia Charity, 804 662.2248
Alicia.Charity@genworth.com

Media:	Phil Moeller, 804 662.2534
Philip.Moeller@genworth.com